Exhibit 99.1
Regency Energy Partners LP Increases Cash Distribution by 2.6%
Regency Announces Acquisition Negotiations
DALLAS, Oct. 26, 2007 — Regency Energy Partners LP (Nasdaq: RGNC) announced today a cash distribution of 39 cents per unit for the third quarter ended September 30, 2007. This represents a 2.6% increase in the distribution paid for the previous quarter and an 11.4% increase over the minimum quarterly distribution. The distribution is equivalent to $1.56 on an annual basis and will be paid on November 14, 2007, to unitholders of record at the close of business on November 7, 2007.
Regency Energy Partners will announce its third quarter financial results on November 14. Because its third-quarter performance will not meet expectations, Regency has revised its estimated adjusted EBITDA for the entire year 2007. Regency now anticipates that its adjusted EBITDA for 2007 will be $131 million to $136 million, or 6% to 10% below the low end of its previously announced range of $145 million to $155 million. This reduction in Regency’s estimated 2007 adjusted EBITDA is primarily the result of unexpected deferrals of drilling and completion by producers in East and South Texas. The other significant factors were weather-related delays in the completion of several organic growth projects in South Texas and operational issues at Regency’s West-Texas plant.
Notwithstanding these issues, Regency’s adjusted EBITDA for the third quarter has increased substantially, compared to the third quarter of 2006, and exceeded the second quarter of this year.
James W. Hunt, Chairman, President and Chief Executive Officer of Regency, said, “Our revised estimated adjusted EBITDA for 2007 excludes any contribution from deferred wells and wells not yet completed in South and East Texas, excludes contributions from organic projects not already completed, and reflects recent improved performance at our West-Texas plant.”
Regency also stated that it is in advanced negotiations regarding the acquisition of WGP-KHC, LLC from an affiliate of GE Energy Financial Services for approximately $150 million, substantially all of which would be funded by an issuance of Regency LP units to the affiliate. Regency expects the acquisition to be immediately accretive to cash available for distribution.

WGP-KHC owns a gas-gathering system in Kansas and Oklahoma, also known as the Kansas Hugoton gas-gathering system. The system consists of five compressor stations and 1,700 miles of pipeline extending over nine counties.
“Regency expects to enter into a definitive agreement prior to the end of November, although no assurance can be given that the parties will reach agreement,” Hunt said. “Any such agreement would require approval by Regency’s Board of Directors and our Conflicts Committee, the latter of which has selected financial and legal advisers, and has initiated its review of the proposed transaction.”
Regency Energy Partners will hold a quarterly conference call to discuss third-quarter 2007 results on Wednesday, November 14, 2007, at 10 a.m. Central Time (11 a.m. Eastern Time).
The dial-in number for the call is 1-866-202-3048 in the United States, or +1-617-213-8843 outside the United States, pass code 78075037. A live webcast of the call can be accessed on the investor information page of Regency Energy Partners’ Web site at www.regencyenergy.com. The call will be available for replay for 7 days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888), pass code 38861592. A replay of the broadcast will also be available on the Partnership’s Web site.
This press release may contain forward-looking statements as defined under the federal securities laws regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited and is subject to change.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
CONTACT:
Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.browne@hck2.com